EXHIBIT 10.2


                               PROMISSORY NOTE


$3,765,000.00                          September 14, 1998
                                    Kansas City, Missouri


FOR VALUE RECEIVED, Philip M. Singleton ("Maker") promises to pay to the order of AMC Entertainment Inc., a Delaware corporation (the "Company"), the principal sum of three million, seven hundred sixty-five thousand Dollars ($3,765,000.00 ), together with interest from the date hereof until this Note is paid in full, at a rate per annum equal to 5.57%. Interest shall accrue and shall be added to principal annually, on September 14 of each year. Principal (including accrued interest that has been added to principal) and any interest accrued thereon shall be due and payable on September 14, 2003.

Maker may prepay this Note in whole or in part at any time without penalty. Interest shall be calculated on the basis of a 365 day year and for the actual number of days elapsed. Payment hereof shall be made in lawful money of the United States of America at such place as the legal holder hereof shall from time to time designate to Maker in writing.

To the full extent permitted by law, Maker and all endorsers, sureties, guarantors and other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest and any and all lack of diligence in the enforcement or collection hereof and hereby consent to any and all renewals, extensions or other indulgences and releases of any of them, all without notice to any of them.





                                        /s/ Philip M. Singleton
                                        Philip M. Singleton